Exhibit 99.1

Contact:
Strategy
CJ (Chaitanya Jain)
Head of Investor Relations
ir@strategy.com

Strategy Announces First Quarter Financial Results;
Currently Holds 818,334 BTC

Bitcoin Highlights (as of May 3, 2026)
•818,334 bitcoin holdings, a 22% growth year to date 2026
•9.4% BTC Yield achieved year to date
•$11.68 billion raised year to date

Digital Credit Highlights (as of May 3, 2026)
•STRC raised $5.58 billion, a 189% growth year to date 2026
•$692.5 million in cumulative dividends declared and paid on all preferred stock to date

TYSONS CORNER, Va., May 5, 2026 – Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) (“Strategy” or the “Company”), the largest corporate holder of bitcoin and the world’s first Bitcoin Treasury Company, today announces financial results for the three-month period ended March 31, 2026 (the first quarter of its 2026 fiscal year).
“Adoption of Bitcoin continues to grow in 2026. Digital Credit, highlighted by STRC, has been a big success. STRC has shown strong demand, high liquidity, and low volatility. We raised $5.6 billion year-to-date of STRC gross proceeds, increased daily trading volume to $375 million, while bringing volatility down to 3%, all done during a bitcoin bear market. We also continue to see traditional finance and major banks including Morgan Stanley, Goldman Sachs, and Citi announcing bitcoin ETFs, trading, custody, and lending services,” said Phong Le, President and Chief Executive Officer.

“Strategy is the dominant issuer of Digital Credit in the world, with over $13.5 billion of preferred equity outstanding, supported by a fortress Bitcoin balance sheet. We continue to extend our track record of servicing our dividends, having now met our payment obligations on time and in full across 23 consecutive distributions, totaling over $693 million since the launch of our preferred equity products in early 2025. Strong demand for our Digital Credit instrument, STRC, has driven a BTC Yield of 9.4% and BTC $ Gain of approximately $5 billion through the first four months of the year,” said Andrew Kang, Chief Financial Officer.
“STRC has scaled to $8.5 billion in just 9 months and is now the largest preferred stock by market cap in the world. By extracting bitcoin's performance and engineering price stability, we have produced a credit instrument with a 2.53 Sharpe ratio. This has sparked a broader Digital Credit ecosystem, with $150 million of STRC held in corporate treasuries such as Prevalon, Strive, and Anchorage, and over $270 million held across DeFi protocols such as Apyx and Saturn. We have also proposed a shareholder vote to double STRC's dividend payment frequency to a semi-monthly schedule, which we believe will further improve attractiveness of STRC by enhancing liquidity and improving price stability,” said Michael Saylor, Founder and Executive Chairman.
Q1 Financial Summary
Operating Loss: Operating loss for the first quarter of 2026 was $14.47 billion, compared to $5.92 billion for the first quarter of 2025. Operating loss for the first quarter of 2026 includes an unrealized loss on the Company’s digital assets of $14.46 billion, compared to an unrealized loss on the Company’s digital assets of $5.91 billion for the first quarter of 2025.
Net Loss and Net Loss Attributable to Common Stock: Net loss for the first quarter of 2026 was $12.54 billion, or $38.25 per common share on a diluted basis, as compared to a net loss of $4.22 billion, or $16.49 per common share on a diluted basis, for the first quarter of 2025. Net loss attributable to common stockholders for the first quarter of 2026 was $12.77 billion, compared to a net loss attributable to common stockholders of $4.23 billion for the first quarter of 2025.
Cash and Cash Equivalents: As of March 31, 2026, the Company had cash and cash equivalents of $2.21 billion, as compared to $2.30 billion as of December 31, 2025.
Revenues: Total revenues for the first quarter of 2026 were $124.3 million, compared to total revenues of $111.1 million for the first quarter of 2025, a 11.9% increase year-over-year,
Gross Profit: Gross profit for the first quarter of 2026 was $83.4 million, representing a 67.1% gross margin, compared to $77.1 million, representing a gross margin of 69.4%, for the first quarter of 2025.
Bitcoin Summary (as of May 3, 2026)
BTC Yield: Achieved BTC Yield of 9.4% in 2026 YTD.
BTC Gain: Achieved BTC Gain of 63,410 in 2026 YTD.
BTC $ Gain: Achieved BTC $ Gain of $4.97 billion in 2026 YTD.
Digital Assets: As of May 3, 2026, the Company’s digital assets were comprised of approximately 818,334 bitcoins, with an original cost basis and market value of $61.81 billion and $64.14 billion, respectively, which reflects an average cost per bitcoin of approximately $75,537 and a market price per bitcoin of approximately $78,374 as of May 1, 2026, respectively.

Capital Markets Summary
ATM Offerings: The Company received aggregate gross proceeds of approximately $7.37 billion during the three months ended March 31, 2026, and additional aggregate gross proceeds of approximately $4.32 billion between April 1, 2026 and May 3, 2026, from the following sales made under its at-the-market offering program ("ATM"):

	Q1 FY 2026	QTD Q2 FY 2026
Securities	Aggregate Gross Proceeds (in millions)	Aggregate Gross Proceeds (in millions)
MSTR	$5,298.6	$811.8
STRC	2,066.5	3,512.9
STRK	3.4	—
STRF	—	—
STRD	—	—
STRE	—	—
Total	$7,368.5	$4,324.7
STRC Stock Dividend: Since the start of FY2026, the Company has declared and paid, or will pay, the following dividends on its STRC Stock:

Month	Annualized STRC Rate	Dividend (USD/Share)	Payment Date
January	11.00%	$0.92	01/31/2026
February	11.25%	$0.94	02/28/2026
March	11.50%	$0.96	03/31/2026
April	11.50%	$0.96	04/30/2026
May	11.50%	$0.96	05/31/2026
ROC Dividend Guidance
Strategy believes that it will not have any accumulated earnings & profits for U.S. federal income tax purposes (“E&P”), and does not expect to generate current E&P in the current year or the foreseeable future. Based on these expectations, Strategy expects the distributions paid on its preferred equity instruments to be treated as non-taxable return of capital ("ROC") for the foreseeable future (i.e., ten years or more).
Special tax considerations may apply to certain taxpayers based on their specific circumstances. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local, and any non-U.S. tax consequences to them in connection with the receipt of any of these distributions. Strategy’s expectations on E&P may change, and any such change could affect the U.S. federal income tax treatment of the distributions.
Strategy Dashboard
Strategy maintains a dashboard on its website (www.strategy.com) as a disclosure channel for providing broad, non-exclusionary distribution of information regarding Strategy to the public, including information regarding market prices of its outstanding securities, bitcoin purchases and holdings, certain KPI metrics and other supplemental information, and as one means of disclosing non-public information in compliance with its disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that Strategy makes public via the website dashboard.
Conference Call
Strategy will be discussing its first quarter 2026 financial results on a live Video Webinar today beginning at approximately 5:00 p.m. ET. The live Video Webinar and accompanying presentation materials will be available under the “Events and Presentations” section of Strategy’s investor relations website at https://www.strategy.com/investor-relations. Log-in instructions will be available after registering for the event. An archived replay of the event will be available beginning approximately two hours after the call concludes.
About Strategy
Strategy Inc (Nasdaq: STRF/STRC/STRK/STRD/MSTR; LuxSE: STRE) is the world's first and largest Bitcoin Treasury Company. We pursue financial innovation strategies designed to generate value from our bitcoin holdings, including developing and issuing novel fixed-income instruments that provide investors varying degrees of economic exposure to bitcoin. In addition, we are an industry leader in AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere™. We believe our combination of active bitcoin-focused capital management and a scaled operating software business positions us for long-term value creation across both digital asset and enterprise analytics markets.
Strategy, MicroStrategy, and Intelligence Everywhere are either trademarks or registered trademarks of Strategy Inc in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Important Information About KPIs
The Company seeks to increase BPS (defined below) by growing its bitcoin holdings faster than Assumed Diluted Shares Outstanding (defined below) through a combination of bitcoin acquisitions and disciplined use of equity and credit markets. To assess achievement of this strategy, the Company monitors and reviews the following Key Performance Indicators ("KPIs"):
•Bitcoin Per Share (in Sats) (BPS) represents the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding, expressed in terms of "Satoshis" or "Sats", where:
•“Assumed Diluted Shares Outstanding” refers to the aggregate of the Company's Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method, incorporates approximate forfeitures of awards in the current period which may be subject to future adjustment and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.
•“Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under at-the-market equity offering programs, or (B) were to be issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented.
•A “Satoshi” or a “Sat” is one one-hundred-millionth of one bitcoin, currently the smallest indivisible unit of a bitcoin.
•BTC Yield represents the percentage change in BPS from the beginning of a period to the end of a period.
•BTC Gain represents the number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period.
•BTC $ Gain represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin. For determining BTC $ Gain QTD and YTD, unless otherwise specified, the Company uses the current market price of bitcoin. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period. The Company uses these market prices of bitcoin for this calculation solely for the purpose of facilitating this illustrative calculation.
When the Company presents these KPIs for any period (a "measurement period") that is a subdivision of a longer specified period (the "reference period"), (i) BTC Yield is calculated as the BTC Yield for the period from the beginning of the reference period to the end of the measurement period, less the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, (ii) BTC Gain is calculated using the BTC Yield for the measurement period and our bitcoin holdings at the beginning of the reference period rather than at the beginning of the measurement period, and (iii) BTC $ Gain is calculated by multiplying such revised BTC Gain by the market price of bitcoin at the end of the measurement period. When the Company presents these metrics for an interim period within a fiscal year (e.g., a monthly, quarterly, or quarter-to-date period), then the reference period is that fiscal year, unless stated otherwise.
For example, if BPS is 100 at the beginning of a fiscal year (the reference period), 110 at the end of the first quarter and 125 at the end of the second quarter, the BTC Yield for the second quarter (the measurement period) is calculated as (125/100 − 1) less (110/100 − 1), or 15%—reflecting the 15-point BPS increase from 110 to 125 expressed against the reference period starting BPS of 100. The sum of the first quarter BTC Yield (10%) and the second quarter BTC Yield (15%) equals the year-to-date BTC Yield of 25% (125/100 − 1).
The Company uses BPS, BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company also believes these KPIs can supplement investors’ understanding of how the Company chooses to fund bitcoin purchases and the value created in a period by:
•BPS measures the ratio of the Company’s bitcoin holdings to the Assumed Diluted Shares Outstanding, which provides management and investors a baseline with which to assess the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner over a given period. When evaluating a capital raise transaction, the Company reviews this metric and considers the impact such transaction will have on this ratio on a pro forma basis. This metric forms the baseline for the Company’s BTC Yield, BTC Gain and BTC $ Gain KPIs, which present changes in BPS from the beginning of a period to the end of the period in different formats, and which the Company reviews to assess the performance of its strategy of acquiring bitcoin in a manner it believes to be accretive to shareholders.
•BTC Yield measures the percentage change in BPS from the beginning of a period to the end of a period, which helps management and investors assess how the Company’s achievement of its strategy of acquiring bitcoin in an accretive manner varies across periods. The Company uses BTC Yield to evaluate whether its capital markets activity and bitcoin acquisition strategy resulted in gross per-share accretion (or dilution) on an Assumed Diluted Shares Outstanding basis over an applicable period, and to compare the impact of its strategy across periods.
•BTC Gain hypothetically expresses the percentage change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end of the applicable period as compared to the beginning of such period, which provides management and investors with visibility into the absolute change in the Company’s bitcoin holdings resulting from the Company's BTC Yield. The Company uses BTC Gain to measure the accretive or dilutive impact of the change in BPS over an applicable period in absolute terms relative to the Company’s bitcoin holdings. This metric can be particularly helpful when comparing the execution of the Company’s capital markets strategy across periods, as BTC Yield may be lower when the Company’s bitcoin asset base is larger, but result in the same BTC Gain. For example, a 10% BTC Yield with a starting amount of 100,000 bitcoin will result in 10,000 BTC Gain, which is the same BTC Gain that would result from 5% BTC Yield with a starting amount of 200,000 bitcoin.
•BTC $ Gain further expresses the percentage change reflected in the BTC Yield metric as an illustrative dollar value by multiplying that bitcoin-denominated change by the market price of bitcoin at the end of the applicable period as described above. The Company refers to this metric for illustrative purposes to consider the magnitude of the Company’s BTC Gain for an applicable period with reference to the market price of bitcoin as of the end of an applicable period.
When the Company uses these KPIs, management takes into account the various limitations of these metrics, including that:
•the KPIs do not take into account that the Company's assets, including its bitcoin, are subject to (i) all of the Company's existing and future liabilities, including its debt, and (ii) the preferential rights of the Company's preferred stockholders to dividends and the Company's assets in a liquidation, and that all such claims rank to senior to those of the Company's common equity; therefore holders of such excluded instruments may have claims on the Company’s assets (including bitcoin) senior to those of holders of common stock in the event of the Company’s liquidation, and as a result the additional bitcoin acquired using proceeds from the sale of such instruments may not accrete to common stockholders;and
•the KPIs assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of class A common stock in accordance with their respective terms.
BPS, BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically:

•BPS does not represent (i) the ability of the Company to satisfy the Company’s financial obligations, or (ii) the Company’s book value per share. Ownership of a share of common stock of the Company does not represent an ownership interest in the bitcoin held by the Company.
•BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.
•BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings.
The trading price of the Company’s class A common stock is informed by numerous factors in addition to Company’s bitcoin holdings and its actual or potential shares of class A common stock outstanding, and as a result, the trading price of the Company’s securities can deviate significantly from the fair market value of the Company’s bitcoin, and none of BPS, BTC Yield, BTC Gain or BTC $ Gain are indicative or predictive of the trading price of the Company’s securities.
Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. In particular, the Company has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which requires that the Company measure its bitcoin at fair value in its statement of financial position as of the end of a reported period, and recognize gains losses from changes in the fair value in net income (loss) for the reported period. As a result, the Company may incur unrealized gain or loss on digital assets based on changes in the market price of bitcoin during a period, which would not be reflected in BPS, BTC Yield, BTC Gain or BTC $ Gain. For example, if the Company increases its bitcoin holdings relative to Assumed Diluted Shares Outstanding during a reported period, the Company would achieve increased BPS and positive BTC Yield, BTC Gain and BTC $ Gain even if the Company reports significant unrealized loss on digital assets for the period. Similarly, if the Company increases Assumed Diluted Shares Outstanding at a faster rate than its bitcoin holdings, then the Company would experience decreased BPS and negative BTC Yield, BTC Gain, and BTC $ Gain, even if the Company reports significant unrealized gain on digital assets for the period.
As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings.
In calculating these KPIs, the Company does not consider the source of capital used for the acquisition of its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company's common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BPS, BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, if the Company were to liquidate, in a manner that is not reflected in these metrics.
If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BPS, BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds of issuances of class A common stock, instruments that are convertible into class A common stock may be forfeited or repaid with funds other than from the sale of class A common stock in the period in question rather than being exercised or converted into class A common stock and not all proceeds from issuances of class A common stock are used to purchase bitcoin.

In addition, the Company is are required to pay dividends with respect to its perpetual preferred stock in perpetuity. The Company could pay these dividends with cash or, in the case of STRK Stock, by issuing shares of class A common stock. The Company has issued shares of class A common stock for cash to fund the payment of cash dividends, and the Company may in the future issue shares of class A common stock in lieu of paying dividends on STRK Stock. As a result, the Company has experienced, and may experience in the future, increases in Assumed Diluted Shares Outstanding without corresponding increases in its bitcoin holdings, resulting in decreases in BPS, BTC Yield, BTC Gain and BTC $ Gain for the applicable periods.
The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in, or a redemption right with respect to, the bitcoin the Company holds.
The Company determines its KPI targets based on its history and future goals.  The Company’s ability to maintain any given level of BPS, or achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.
These KPIs are merely supplements, not substitutes to the financial statements and other disclosures contained in the Company’s SEC filings. They should be used only by sophisticated investors who understand their limited purpose and many limitations.
Change in Method of Calculating KPIs for Interim Periods
Effective January 1, 2026, the Company changed the method by which it calculates BTC Yield, BTC Gain and BTC $ Gain when presenting such KPIs for any period that is a subdivision of a longer specified period (the “Methodology Change”), and such KPI metrics for such periods are therefore not directly comparable to those previously reported.
Nature of the Change. Under the prior methodology, BTC Yield used BPS at the beginning of the measurement period as the denominator, and BTC Gain used bitcoin holdings at the beginning of the measurement period as the multiplier. Under the updated methodology described above, BTC Yield uses BPS at the beginning of the reference period as the denominator, reduced by the BTC Yield for the period from the beginning of the reference period to the beginning of the measurement period, with BTC Gain and BTC $ Gain calculated consistently therewith.
Reason for the Change. The change improves comparability of KPI metrics across measurement periods within a reference period. Because each measurement period’s BTC Yield now reflects our per-share bitcoin accretion against a consistent baseline — BPS at the beginning of the reference period — BTC Yields for all measurement periods within a reference period are additive and sum to the BTC Yield for the reference period, providing investors with a more intuitive view of period-to-period execution of the Company's bitcoin strategy.
Effect on Previously Reported Figures. The effect of the Methodology Change on KPI figures from a prior period will be presented when such period next appears as a period-over-period comparative period. Annual KPI figures, year-to-date KPI figures, as well as KPI figures for the three months ended March 31, 2026 and March 31, 2025, are unaffected.
Other Differences Relevant to Understanding Our Performance. Investors should note: (i) when BPS is increasing, the updated methodology will generally produce higher BTC Yield figures for subsequent measurement periods within a reference period, because the denominator does not reset to reflect per-share gains from earlier measurement periods in the reference period; and conversely, when BPS is declining, it may produce lower (more negative) figures for later measurement periods; (ii) BTC Yields under the updated methodology sum to reference period BTC Yield, whereas they did not under the prior methodology; and (iii) BTC $ Gain, because it applies each measurement period-end bitcoin price rather than reference period-end price, will not arithmetically sum to reference period BTC $ Gain.
Forward-Looking Statements
This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects, including statements regarding potential future dividend rate changes and the proposed changes to the terms of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock and related potential impacts, statements relating to the Company's expectation regarding the tax-deferred return of capital treatment of distributions on its preferred stock, and statements containing the words “believe,” “estimate,” “project,” “expect,” “will,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of Strategy Inc and its subsidiaries (Company) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: fluctuations in the market price of bitcoin and any associated unrealized gains or losses on digital assets that the Company may record in its financial statements as a result of a change in the market price of bitcoin from the value at which the Company’s bitcoins are carried on its balance sheet; the availability of debt and equity financing on favorable terms; gains or losses on any sales of bitcoins; changes in the accounting treatment relating to the Company’s bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or the Company’s ability to transact in or own bitcoin; changes in the Company’s tax earnings & profits that may impact return of capital tax treatment on future dividends on the Company’s preferred stock; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of the Company’s bitcoins; impacts to the price and rate of adoption of bitcoin associated with financial difficulties and bankruptcies of various participants in the digital asset industry; the level and terms of the Company’s substantial indebtedness and its ability to service such debt; the extent and timing of market acceptance of the Company’s new product offerings; continued acceptance of the Company’s other products in the marketplace; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; customers continuing to shift from a product license model to a cloud subscription model, which may delay the Company’s ability to recognize revenue; fluctuations in tax benefits or provisions; changes in the market price of bitcoin as of period-end and their effect on our deferred tax assets, related valuation allowance, and tax expense; other potentially adverse tax consequences; competitive factors; general economic conditions, including levels of inflation and interest rates; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic and current reports filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

STRATEGY INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
	(unaudited)	(unaudited)
Revenues:
Product licenses	$5,501	$7,270
Subscription services	58,879	37,103
Total product licenses and subscription services	64,380	44,373
Product support	44,190	52,529
Other services	15,730	14,164
Total revenues	124,300	111,066
Cost of revenues:
Product licenses	1,196	964
Subscription services	22,471	14,429
Total product licenses and subscription services	23,667	15,393
Product support	6,187	7,354
Other services	11,092	11,224
Total cost of revenues	40,946	33,971
Gross profit	83,354	77,095
Operating expenses:
Sales and marketing	36,272	27,532
Research and development	24,665	24,423
General and administrative	37,357	40,547
Unrealized loss on digital assets	14,455,479	5,906,005
Total operating expenses	14,553,773	5,998,507
Loss from operations	(14,470,419)	(5,921,412)
Interest income (expense), net	1,824	(17,106)
Other income (expense), net	3,116	(3,936)
Loss before income taxes	(14,465,479)	(5,942,454)
Benefit from income taxes	(1,922,809)	(1,725,084)
Net loss	(12,542,670)	(4,217,370)
Dividends on preferred stock	(229,527)	(10,648)
Net loss attributable to common stockholders of Strategy	$(12,772,197)	$(4,228,018)
Basic loss per common share (1)	$(38.25)	$(16.49)
Weighted average common shares outstanding - Basic	333,913	256,473
Diluted loss per common share (1)	$(38.25)	$(16.49)
Weighted average common shares outstanding - Diluted	333,913	256,473
(1) Basic and fully diluted loss per common share for class A and class B common stock are the same.

STRATEGY INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,207,219	$2,301,470
Restricted cash	2,026	1,873
Accounts receivable, net	122,257	205,748
Prepaid expenses and other current assets	59,722	55,046
Total current assets	2,391,224	2,564,137
Digital assets	51,649,675	58,854,028
Property and equipment, net	28,275	28,858
Right-of-use assets	58,270	46,975
Deposits and other assets	136,263	142,577
Deferred tax assets	5,043	4,507
Total assets	$54,268,750	$61,641,082
Liabilities, Mezzanine Equity and Stockholders' Equity
Current liabilities:
Accounts payable, accrued expenses, and operating lease liabilities	$44,660	$50,335
Accrued compensation and employee benefits	33,654	69,986
Accrued interest	5,970	5,619
Preferred dividends payable	48,153	27,121
Current portion of long-term debt, net	31,402	31,313
Deferred revenue and advance payments	231,218	272,118
Total current liabilities	395,057	456,492
Long-term debt, net	8,165,122	8,158,842
Deferred revenue and advance payments	5,224	5,451
Operating lease liabilities	60,861	46,135
Other long-term liabilities	4,822	4,736
Deferred tax liabilities	1,379	1,926,454
Total liabilities	8,632,465	10,598,110
Commitments and Contingencies
Mezzanine Equity
Series A Perpetual Preferred Stock,$0.001 par value; 424,953 and 442,361 shares authorized; 98,881 and 78,183 issued and outstanding at March 31, 2026 and December 31, 2025, respectively; redemption value and liquidation preference of $10,004,676 and $8,032,324 at March 31, 2026 and December 31, 2025, respectively	8,984,928	6,919,514
Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 580,047 and 562,639 shares authorized, no shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Class A common stock, $0.001 par value; 10,330,000 and 10,330,000 shares authorized, 326,286 and 292,422 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	326	292
Class B common stock, $0.001 par value; 165,000 shares authorized, 19,640 shares issued and outstanding at both March 31, 2026 and December 31, 2025	20	20
Additional paid-in capital	43,130,389	37,806,554
Accumulated other comprehensive loss	(7,913)	(5,171)
(Accumulated deficit) retained earnings	(6,471,465)	6,321,763
Total stockholders’ equity	36,651,357	44,123,458
Total liabilities, mezzanine equity and stockholders' equity	$54,268,750	$61,641,082

STRATEGY INC
DIGITAL ASSETS – ADDITIONAL INFORMATION
(unaudited)

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase Price Per Bitcoin
Balance at January 1, 2025 (after adoption of ASU 2023-08)		$27,968,248	$41,790,421	447,470	$62,503
Digital asset purchases	(a)	7,661,663	7,661,663	80,715	94,922
Unrealized loss on digital assets		—	(5,906,005)	—	—
Balance at March 31, 2025		$35,629,911	$43,546,079	528,185	$67,457

Balance at January 1, 2026		$50,435,331	$58,854,028	672,500	$74,997
Digital asset purchases	(b)	7,251,126	7,251,126	89,599	80,929
Unrealized loss on digital assets		—	(14,455,479)	—	—
Balance at March 31, 2026		$57,686,457	$51,649,675	762,099	$75,694

(a)In the first quarter of 2025, we purchased bitcoin using $4.37 billion of the net proceeds from ATM sales of class A common stock, $1.99 billion of the net proceeds from our issuance of the 2030B Convertible Notes, $593.7 million of the aggregate net proceeds from the initial public offering and ATM sales of STRK Stock, and $710.0 million of the net proceeds from the initial public offering of STRF Stock.

(b)In the first quarter of 2026, we purchased bitcoin using $2.06 billion of the net proceeds from ATM sales of STRC Stock, $3.3 million of the net proceeds from ATM sales of STRK Stock and $5.19 billion of the net proceeds from ATM sales of class A common stock.